Exhibit 10.8

AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

THIS AGREEMENT (“Agreement”) made and entered into effective as of the 1st day of March, 2016, by and between HARBORONE BANK, a Massachusetts-chartered co-operative bank (“HarborOne”) and JOSEPH F. CASEY (the “Executive”).

WHEREAS, the Board and its Compensation Committee have determined that it is in HarborOne’s best interest to establish a supplemental executive retirement arrangement (“SERP”) for the benefit of the Executive as set forth herein;

WHEREAS, HarborOne and the Executive have previously entered into a Supplemental Executive Retirement Plan Agreement dated May 28, 2008, as amended effective July 1, 2013, which they wish to amend and restate in its entirety as set forth in this Agreement;

NOW, THEREFORE, HarborOne and the Executive agree as follows:

1.                                      Definitions.  The following words and phrases, when used in this Agreement, unless the context requires otherwise, shall have the following respective meanings:

(a)                                 Annuity.  The annuity which HarborOne purchased in conjunction with the liability set forth in this Agreement, and any annuity contract acquired to replace said policy with the Executive’s consent, which shall not be unreasonably withheld.

(b)                                 HarborOne.  HarborOne Bank or any successor thereto.

(c)                                  Beneficiary.  The person, persons, or entity who may become entitled to a pre-retirement death benefit under this Agreement in the event of the Executive’s death.

(d)                                 Board.  HarborOne’s Board of Directors and any successor thereto.

(e)                                  Change in Control.  The occurrence of any one of the following events, as described below.

(1)                                 Any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than HarborOne Bancorp or the Company (as defined below), any of their subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company or in connection with a public offering); or

(2)                                 Persons who, as of the date hereof, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Company’s Board of Directors, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Company’s Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company’s Board of

Directors, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(3)                                 The consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50% of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or HarborOne.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (1) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 40% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 40% or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (1).

(f)                                   Code.  The Internal Revenue Code of 1986, as amended, and any successor thereto.

(g)                                  Committee.  The Compensation Committee of the Board or any administrative committee appointed by the Board to administer this Agreement in accordance with the provisions of Paragraph 5.

(h)                                 Company.  HarborOne Bancorp, Inc., a Massachusetts stock holding company.

(i)                                     Disabled.  When the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of HarborOne.

(j)                                    ERISA.  The Employee Retirement Income Security Act of 1974, as amended.

(k)                                 Executive Benefit.  The amount calculated in accordance with Paragraph 2(b).

(l)                                     Final Average Compensation.  The aggregate of the salary and bonus paid by HarborOne on a pre-tax basis to the Executive for services rendered over the last thirty-six months of the Executive’s employment ending immediately prior to the determination date, divided by three (3).

(m)                             Separation from Service.

(1)                                 The Executive’s complete and total retirement termination of service or termination of employment with HarborOne.  No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, in excess of six months if the Executive’s right to reemployment is provided by law or contract.  If the leave of absence exceeds six months and the Executive’s right to reemployment is not provided by law or by contract, then the Executive shall be deemed to have incurred a Separation from Service on the first date immediately following such six-month period.

(2)                                 The Executive shall not be treated as having incurred a Separation from Service if the Executive provides more than insignificant services for HarborOne following the Executive’s actual or purported termination of or employment with HarborOne.  Services shall be treated as not being insignificant if such services are performed at a level that is at least equal to 20% of the average level of services rendered by the Executive for HarborOne during the immediately preceding 36 full calendar years months of service or employment (or if employed less than 36 months, such shorter period of employment), and the annual base compensation for such services is at least equal to 20% of the average base compensation earned during the final three full calendar years of service or employment (or if employed less than three years, such shorter period of employment).

(3)                                 Where the Executive continues to provide services to HarborOne, a Separation from Service will have been deemed not to have occurred if the Executive is providing services at the level that is 50% or more of the services rendered, on average, during the immediately preceding 36 full calendar years month of employment (or if employed less than 36 months, such lesser period) and the annual base compensation for such services is 50% or more of the annual base compensation earned during the final three full calendar years of employment (or if less, such lesser period).

(4)                                 The provision of this section shall be applied consistent with the guidance issued under Code Section 409A(a)(2)(A)(i) and Treasury Regulation Section 1.409A-1(h).

(n)                                 Termination for Cause.  The Board may terminate the Executive’s employment under this Agreement “for cause” at any time.  “Cause” for purposes of this Agreement shall mean:

(1)                                 Executive’s conviction by a court of competent jurisdiction (or plea of nolo contendere) for felony criminal conduct or other criminal conduct involving dishonesty or moral turpitude,

(2)                                 Executive’s willful misconduct or gross negligence in the performance of his duties hereunder that results in material detriment to HarborOne or its affiliates,

(3)                                 chronic substance abuse which interferes with Executive’s performance of his duties hereunder, as reasonably determined in good faith by Board, or

(4)                                 fraud, embezzlement, theft, intentional misrepresentation or other similar acts by thee Executive with respect to HarborOne or any of its affiliates.

(o)                                 Payment Date.  The date on which occurs the earliest of:

(1)                                 the Executive attains age 65 while still employed by HarborOne;

(2)                                 the voluntary termination of the Executive’s employment by HarborOne other than for Cause, provided that such termination results in a Separation from Service;

(3)                                 the Executive becomes Disabled;

(4)                                 the Executive’s death; or

(5)                                 a Change in Control.

2.                                      Lifetime Benefit to the Executive.

(a)                                 The Executive’s benefit under this Agreement shall equal the Executive Benefit.

(b)                                 For purposes of this Agreement, the Executive Benefit shall be the actuarial equivalent value of a hypothetical single life annuity equal to: (i) sixty percent (60%) of the Executive’s Final Average Compensation beginning upon the first day of the month immediately following the Executive’s attainment of sixty-five (65) years of age (“Normal Retirement”), reduced by (ii) the Executive’s projected annual Primary Social Security benefits payable beginning at Normal Retirement and (iii) the projected annual benefit payable beginning at Normal Retirement in the form of a single life annuity under HarborOne’s 401(k) plan (and any successor plan) from funds attributable to employer contributions and earnings thereon.

(c)                                  Actuarial equivalence under Paragraph 2(b) shall be determined using the guaranteed interest rate under the Annuity as the interest assumption and the mortality table used for the Annuity as the mortality assumption.

(d)                                 The Executive has earned a fully vested right to the Executive Benefit described herein.

(e)                                  HarborOne shall pay in a single lump sum cash payment the Executive Benefit determined as of the Payment Date to the Executive as soon as administratively practicable, but in no event later than 90 days after the Payment Date.  Notwithstanding the foregoing, if the Executive is determined by the Bank to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and the Executive Benefit is payable on account of the Executive’s Separation from  Service, then HarborOne shall pay the Executive Benefit in a lump sum six months and a day after the Executive’s Separation from Service.

(f)                                   Benefits payable hereunder shall be subject to federal and state income and employment tax upon the Payment Date.  This Agreement shall be subject to legally required federal and state income and employment tax withholding.

(g)                                  The Executive Benefit shall be calculated by an actuary hired by HarborOne with the Executive’s consent, which will not be unreasonably withheld.

3.                                      Termination of the Annuity.  HarborOne has no obligation to maintain the Annuity until the Payment Date.  In the event that HarborOne terminates or otherwise disposes of the Annuity prior to the Payment Date, then this Agreement shall continue in full force and effect.

4.                                      Pre-Retirement Death Benefit to Beneficiary.  If the Executive’s employment terminates due to death prior to receiving a lump sum payment of his benefits hereunder, HarborOne shall pay to the Executive’s Beneficiary a single lump sum payment equal to the amount determined under Paragraph 2 above as soon as reasonably practicable, but in no event later than 90 days after the Executive’s death.  The Executive’s Beneficiary shall be the person, persons or entity named in the last executed beneficiary designation received by HarborOne from the Executive prior to his death.  If no such designation has been received by HarborOne from the Executive prior to his death or if there is no living or existing Beneficiary, then the Executive’s estate shall be his Beneficiary.

5.                                      Administration.

(a)                                 This Agreement shall be administered on behalf of HarborOne by a Committee which shall be one or more persons appointed by and shall serve at the pleasure of the Board.  The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.  The Committee may delegate to others certain aspects of the management and operational responsibilities of the Agreement including the employment of advisors and the delegation of ministerial duties to qualified individuals, provided that such delegation is in writing.

(b)                                 The Committee shall have all powers necessary or appropriate to enable it to carry out its administrative duties.  Not in limitation, but in application of the foregoing, the Committee shall have discretionary authority to construe and interpret the Plan and determine all questions that may arise hereunder as to the status and rights of the Executive and his Beneficiaries.  The Committee may exercise the powers hereby granted in its sole and absolute discretion.  The Committee may promulgate such regulations as it deems appropriate for the operation and administration of the Agreement.  No member of the Committee shall be personally liable for any actions taken by the Committee unless the member’s action involves willful misconduct.

6.                                      Claims Procedure.  The claims procedure with respect to benefits provided under this Agreement as set forth in Appendix A hereto.

7.                                      No Employment Contract.  This Agreement shall not constitute or be construed as a contract of employment.  Subject to the rights of the parties under any employment agreement which exists, nothing in this Agreement shall restrict the right of HarborOne to discharge the Executive or the right of the Executive to resign from HarborOne’s employ.  Such termination shall, however, not affect the Executive’s rights to benefits which may be due to him.

8.                                      No Trust Created.  Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between HarborOne and the Executive, his Beneficiary, or any other person.

9.                                      Benefits Payable Only from General Assets; Unsecured General Creditor Status of Executive.  All benefits paid by HarborOne under this Agreement shall be made from the general, unrestricted assets of HarborOne, which include the Annuity.  The Executive and his Beneficiaries shall have no right or interest in the Annuity or any other asset of HarborOne by virtue of the provisions of this Agreement or otherwise.  HarborOne’s obligation hereunder shall be an unfunded and unsecured promise to pay money.  To the extent that the Executive or any person acquires a right to receive payments from HarborOne under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of HarborOne; and no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of HarborOne.  HarborOne shall be the sole owner and beneficiary of the Annuity.  HarborOne shall have the sole right to decide how to use the Annuity, including but not limited to withdrawing its premium payments on or before the Payment Date and having the absolute right, in its sole discretion, to terminate or dispose of the Annuity in its sole discretion.

10.                               Top Hat Exemption.  This Agreement is intended to be an unfunded pension plan maintained by HarborOne for a “select group of management or highly compensated employees” for purposes of ERISA and shall be interpreted in a manner consistent with complying with DOL Regulation Section 2520.104-23.  The Executive specifically acknowledges that the benefits under this Agreement are unfunded and that the Executive bears the risk of nonpayment if HarborOne becomes insolvent or files for bankruptcy.

11.                               Non-Assignability of Benefits.  Neither the Executive or his Beneficiary shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and non-transferable.  Any such attempted assignment or transfer shall be void and shall terminate this Agreement, and HarborOne shall thereupon have no further liability hereunder.  No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of the Executive or his Beneficiary for the payment of any debt, judgment or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of the Executive or his Beneficiary.

12.                               Amendment.  This Agreement may not be terminated, amended, altered or modified, except by a written instrument approved, in the case of HarborOne, by the Board or its designee, and signed by the parties hereto, or their respective successors.  Notwithstanding the foregoing, a termination may occur only if the following conditions are met pursuant to Code Section 409A and the regulations promulgated thereunder.

(a)                                 No distribution that is not otherwise pending may be made for the first 12 months following termination of this Agreement.

(b)                                 All distributions hereunder must be made no later than 24 months after the passing of the resolution to terminate the Agreement.

(c)                                  HarborOne must terminate all deferred compensation arrangements of the same type as described in Treasury Regulation Section 1.409A-1(c) for the Executive simultaneously.

(d)                                 HarborOne shall not establish a new plan of the same type as described in Treasury Regulation Section 1.409A-1(c) prior to the fifth anniversary of the termination of this Agreement.

(e)                                  The termination does not occur proximate to a downturn in the financial health of HarborOne.

13.                               Inurement.  This Agreement shall be binding upon and inure to the benefit of HarborOne and its successors and assigns, and the Executive, his successors, heirs, personal representatives and Beneficiaries.

14.                               Notices.  Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same.  If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of HarborOne.  The date of such mailing shall be deemed the date of notice, consent or demand.

15.                               Governing Law.  This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts to the extent not preempted by ERISA.

16.                               Entire Agreement.  This Agreement and all documents referenced herein constitute the entire Agreement among the parties and contains all of the agreements among them with respect to HarborOne’s obligation to provide supplemental retirement benefits to the Executive.  It also supersedes any and all other Agreements or contracts, either oral or written, and discussions among the parties and their representatives with respect to the subject matter hereof.

17.                               No Guarantee of Tax Consequences.  While HarborOne has established, and will maintain and administer, the Agreement, HarborOne makes no representation, warranty,

commitment, or guaranty concerning the income, employment, or other tax consequences of participation in the Agreement under federal, state, or local law.

THIS AGREEMENT is effective as of the date first above written.

HARBORONE BANK

By:	/s/ James Blake

Title:	President & CEO

EXECUTIVE

/s/ Joseph F. Casey
Joseph F. Casey

APPENDIX A

CLAIMS PROCEDURE

1.                                      Claims.  The Executive or his Beneficiary or other person who believes that he or she is being denied a benefit to which he or she is entitled (hereinafter referred to as “Claimant”), or his or her duly authorized representative, may file a written request for such benefit with the Committee setting forth his or her claim.  The request must be addressed to the Committee at the Company at its then principal place of business.

2.                                      Claim Decision.  Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within a reasonable period of time, but ordinarily not later than 90 days, and shall, in fact, deliver such reply within such period.  However, the Committee may extend the reply period for an additional 90 days for reasonable cause.  If the reply period will be extended, the Committee shall advise the Claimant in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which the Committee expects to render the benefit determination.

If the claim is denied in whole or in part, the Committee will render a written opinion, using language calculated to be understood by the Claimant, setting forth: (a) the specific reason or reasons for the denial; (b) the specific references to pertinent provisions of the Agreement on which the denial is based, (c) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such material or such information is necessary; (d) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and (e) the time limits for requesting a review of the denial under Paragraph 3 of Appendix A and for the actual review of the denial under Paragraph 4 of Appendix A.

3.                                      Request for Review.  Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Secretary of the Company (“Secretary”) review the Committee’s prior determination.  Such request must be addressed to the Secretary at the Company at its then principal place of business.  The Claimant or his or her duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which such information shall be considered in the review by the Secretary without regard to whether such information was submitted or considered in the initial benefit determination.

The Claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (a) was relied upon by the Committee in making its initial claims decision, (b) was submitted, considered or generated in the course of the Committee making its initial claims decision, without regard to whether such instrument was actually relied upon by the Committee in making its decision, or (c) demonstrates compliance by the Committee with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

If the Claimant does not request a review of the Committee’s determination within such 60-day period, he or she shall be barred and estopped from challenging such determination.

4.                                      Review of Decision.  Within a reasonable period of time, ordinarily not later than 60 days, after the Secretary’s receipt of a request for review, it will review the Committee’s prior determination.  If special circumstances require that the 60-day time period be extended, the Secretary will so notify the Claimant within the initial 60-day period indicating the special circumstances requiring an extension and the date by which the Secretary expects to render its decision on review, which shall be as soon as possible but not later than 120 days after receipt of the request for review.  In the event that the Secretary extends the determination period on review due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall not take into account the period beginning on the date on which notification of extension is sent to the Claimant and ending on the date on which the Claimant responds to the request for additional information.

Benefits under the Plan will be paid only if the Secretary decides in its discretion that the Claimant is entitled to such benefits.  The decision of the Secretary shall be final and non-reviewable, unless found to be arbitrary and capricious by a court of competent review.  Such decision will be binding upon HarborOne and the Claimant.

If the Secretary makes an adverse benefit determination on review, the Secretary will render a written opinion, using language calculated to be understood by the Claimant, setting forth: (a) the specific reason or reasons for denial, (b) the specific references to pertinent Plan provisions on which the denial is based; (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Secretary in making its decision, (ii) was submitted, considered or generated in the course of the Secretary making its decision, without regard to whether such instrument was actually relied upon by the Secretary in making its decision or (iii) demonstrates compliance by the Secretary with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents, and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and (d) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on such review.

5.                                      Discretionary Authority.  The Committee and Secretary shall both have discretionary authority to determine a Claimant’s entitlement to benefits upon his claim or his request for review of a denied claim, respectively.